Exhibit 99.1

Cornerstone Realty Income Trust, Inc.

306 East Main Street Richmond, Virginia 23219 (804) 643-1761

May 29, 2003	Contact:
For Immediate Release	Mark Murphy–Cornerstone
(804) 643-1761 x231

Cornerstone Realty and Merry Land Properties Complete Merger

RICHMOND, Va. and AUGUSTA, Ga.—Cornerstone Realty Income Trust, Inc. (NYSE: TCR) and Merry Land Properties, Inc. (NASDAQ: MRYP) today announced that the previously announced merger of Merry Land Properties into a subsidiary of Cornerstone became effective on May 28, 2003. Merry Land shareholders approved the merger at a special meeting of shareholders on May 28, 2003.

Commenting on the completion of the merger, Cornerstone Realty Income Trust, Inc. Chairman and Chief Executive Officer Glade M. Knight said: “We welcome Merry Land’s residents, employees and shareholders into the Cornerstone family, and we thank the many people on both sides of the transaction who worked extremely hard over the past several months to complete the merger and prepare for a smooth and successful transition,” Knight said.

In the merger, Merry Land shareholders are entitled to receive 1.818 Cornerstone common shares and 0.220 Cornerstone Series B convertible preferred shares for each Merry Land common share owned.

Forward Looking Statements

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from results expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with unanticipated adverse business developments affecting the company, adverse changes in the real estate markets, and local as well as general economic and competitive factors. There is no assurance that planned events or results will be achieved.

Corporate Profiles

Cornerstone Realty Income Trust, Inc. (NYSE:TCR) is a fully integrated, self-managed and self-advised real estate company that has operated as a real estate investment trust (REIT) since 1993. The company focuses on the ownership and management of multifamily communities in select markets in Virginia, North Carolina, South Carolina, Georgia and Texas. Following the Merry Land merger, Cornerstone owns 89 apartment communities with 23,189 units, a third-party property management business, undeveloped apartment land, and ownership interests in two joint ventures—one owning an existing apartment property and the other owning apartment development land. Cornerstone is headquartered in Richmond, Virginia and its common stock trades on the New York Stock Exchange under the symbol “TCR.” For more information about Cornerstone, visit the company’s web site at www.cornerstonereit.com.

Prior to the merger, Merry Land Properties, Inc. was a publicly traded company whose shares were listed on NASDAQ under the symbol “MRYP.” The company engaged in the business of buying, developing, renovating and managing apartment properties for itself and others. For more information about Merry Land, visit the company’s web site at www.merryland.com.

#            #            #